Exhibit 5.1

[Messerli & Kramer PA Letterhead]

June 14, 2018

Asure Software, Inc.

3700 N. Capital of Texas Hwy, Suite 350

Austin, TX 78746

Ladies and Gentlemen:

We are acting as counsel to Asure Software, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to 2,375,000 shares (the “Primary Shares”) of the Company’s common stock, par value 0.01 per share (the “Common Stock”), including up to 375,000 Primary Shares that may be sold upon the exercise of an option to purchase additional Primary Shares,  pursuant to a Registration Statement on Form S-3 (No. 333-224068) (the “Company Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and declared effective by the Commission on April 16, 2018, and the related prospectus included therein (the “Company Prospectus”), as supplemented by the prospectus supplement filed with the Commission on June 14, 2018 pursuant to Rule 424(b) under the Act (the “Prospectus Supplement”), and the sale by the selling stockholder of 500,000 shares (the “Resale Shares”) of Common Stock pursuant to a Registration Statement on Form S-3 (No. 333-224088) (the “Resale Registration Statement”) filed with the Commission under the Act, and declared effective by the Commission on April 16, 2018, and the related prospectus included therein (the “Selling Stockholder Prospectus”), as supplemented by the Prospectus Supplement.

In connection with this opinion, we have examined and relied upon the Company Registration Statement and the Company Prospectus included therein, the Resale Registration Statement and the Selling Stockholder Prospectus included therein, the Prospectus Supplement, the Company’s Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness and authenticity of certificates of public officials.

Subject to the foregoing and the other matters set forth herein, it is our opinion that (i) the Primary Shares have been duly authorized and, upon issuance, delivery and payment therefor in the manner contemplated by the Company Registration Statement, the Company Prospectus included therein and the Prospectus Supplement, will be validly issued, fully paid and nonassessable; and (ii) the Resale Shares are validly issued, fully paid and nonassessable.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and the federal laws of the United States, as in effect on the date hereof.

We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Company Registration Statement and the Resale Registration Statement and to the reference to our firm in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Messerli & Kramer P.A.